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                                                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Equity Incentive Plan, the 2000 CEO Nonqualified Stock Option Plan, the 1997 Stock Option Plan, and the 1995 Stock Option Plan of Pharsight Corporation, of our report dated May 22, 2000 (except as to Note 16 as to which the date is July 10, 2000, and Note 17, as to which the date is August 8, 2000), with respect to the financial statements and schedule of Pharsight Corporation included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-34896) and related Prospectus of Pharsight Corporation filed with the Securities and Exchange Commission on August 9, 2000.

                                                       /s/ Ernst & Young LLP

San Jose, California
August 25, 2000